NEWS RELEASE
FOR IMMEDIATE RELEASE

PICO HOLDINGS, INC. ANNOUNCES RESULTS FOR
THE SECOND QUARTER AND FIRST HALF OF 2011

LA JOLLA, California, August 9, 2011 -- PICO Holdings, Inc. (NASDAQ: PICO) reported shareholders' equity of $562.4 million ($24.77 per share) at June 30, 2011, compared to $563.7 million ($24.83 per share) at March 31, 2011, and $568.1 million ($25.03 per share) at December 31, 2010. Reported book value per share attributable to PICO shareholders decreased by $0.06, or 0.2%, during the second quarter of 2011, and by $0.26, or 1%, during the first half of 2011.

PICO's President and Chief Executive Officer, John Hart, commented:

"In December 2010, we invested $60 million for an 88% ownership interest in a canola processing plant to be constructed and operated by Northstar Agri Industries near Hallock, Minnesota. The plant is expected to be operational by the fourth quarter of 2012. The total cost of the facility and initial working capital requirements are estimated at $168 million. During the third quarter of 2011, Northstar closed on commitments for $83.3 million of a $100 million non-recourse, senior secured construction loan facility. Under the original terms of the credit facility underwriting, the underwriter had the right to require that PICO purchase up to $50 million if the facility was not fully syndicated by May 31, 2011. Consequently, we will fund up to $16.7 million from our existing cash resources. Any amounts funded under the loan facility by us will be refinanced into preferred membership units of Northstar with a coupon of 20%.
"Given the on - going turmoil in the credit markets we are extremely pleased with the final result of the underwriting of the loan facility.

"Construction of the plant began in January 2011, and continues on schedule and within budget. During the first half of 2011, $46.7 million of the $60 million of cash used to fund Northstar was drawn down to finance the construction of the canola processing plant. We anticipate that the remaining $13.3 million of cash used to fund Northstar will be drawn down during the third quarter of 2011 and Northstar will then draw down funds under the credit facility to complete construction and fund initial working capital requirements.

"During the second quarter of 2011, our Union Community Partners, LLC subsidiary sold 11 completed homes and 47 finished lots, which generated sales proceeds of $6.6 million. The combined IRR of the projects sold in 2011 was over 50%.

"As of June 30, 2011, UCP owns or controls a total of 563 finished lots and 4,730 potential lots in various stages of entitlement, primarily in the Central Coast, Central Valley and Bay Area of California. We began to acquire residential lots in hard-hit but attractive locations in California on a highly selective basis in late 2007, only buying in sub-markets where significant due diligence showed that inventory and affordability trends were favorable. Earlier in 2011, we acquired our first lots outside of California, with the purchase of 134 finished residential lots in metropolitan Seattle, Washington. These lots were acquired on similar economics to our purchases in California.

"At the end of June 2011, UCP's lot inventory represented invested capital of approximately $120.8 million to acquire and develop the lots. Approximately $30.5 million of this investment has been financed by non-recourse, project-specific debt.

"During the first half of 2011, Vidler Water Company, Inc. acquired further water for storage in Arizona. As of June 30, 2011, we had more than 402,000 net recharge credits for water in storage in Arizona, consisting of approximately 152,000 net recharge credits in the Phoenix Active Management Area, and 250,000 net recharge credits in Vidler's water storage facility in the Harquahala Valley.

"In New Mexico, Vidler has largely completed its drilling program. The program was successful, and we expect to present our scientific evidence to support the award of up to 1,010 acre-feet of permitted water rights to the New Mexico's State Engineer's Office in 2012.

"Our 32 % owned company, spigit, continues to grow rapidly and has established itself as the leading company for utilizing social media for enterprise solutions. In the first half of 2011 spigit recorded bookings of over $12.2 million compared to bookings of $12.5 million for all of 2010. spigit enterprise solutions are creating substantial economic value for their clients by driving and accelerating innovation.

"Our carrying value for spigit is $1.6 million. Based on the valuation used for the capital raise completed in the first half of 2011 and valuations of similar companies, our 32% ownership is worth significantly more than our carrying value.

"Lastly, our Insurance Operations in Run Off realized more than $9 million in gains during the first half of 2011."

NET BOOK VALUE

The following table is provided as a supplement to the financial statements contained in PICO's 10-Q, to illustrate the relative size of the Company's assets and activities (in millions):

Segment	Net Book Value	Percentage

Water Resource and Water Storage Operations	$245	44%
Real Estate Operations	116	20%
Corporate	88	16%
Insurance Operations in “Run Off”	54	10%
Agribusiness Operations	59	10%
Shareholders' Equity	$562	100%

SECOND QUARTER SEGMENT RESULTS OF OPERATIONS

For the second quarter of 2011, PICO reported net income of $2.1 million, $0.09 per share, compared to a net loss of $2.5 million, $0.11 per share, in the second quarter of 2010.

Our second quarter segment results of operations are (in thousands):

	2011	2010
Income (Loss) Before Taxes By Operating Segment:
Water Resource and Water Storage Operations	$(1,482)	$(1,069)
Real Estate Operations	(239)	(775)
Corporate	458	(2,367)
Insurance Operations in “Run Off”	5,776	997
Agribusiness Operations	(587)
Income (Loss) Before Taxes	$3,926	$(3,214)
Equity in loss of unconsolidated affiliates	(2,143)	(914)
Income tax benefit	(730)	867
Non-controlling interest	1,032	761
Net Income (Loss)	$2,085	$(2,500)

FIRST HALF SEGMENT RESULTS OF OPERATIONS

For the first half of 2011, PICO reported a net loss of $20,000, $0.00 per share, compared to a net loss of $6.6 million, $0.29 per share, in the first half of 2010.

Our first half segment results of operations are (in thousands):

	2011	2010
Income (Loss) Before Taxes By Operating Segment:
Water Resource and Water Storage Operations	$(3,062)	$(3,891)
Real Estate Operations	(1,980)	(1,670)
Corporate	(1,636)	(6,114)
Insurance Operations in “Run Off”	8,914	1,899
Agribusiness Operations	(973)
Income (Loss) Before Taxes	$1,263	$(9,776)
Equity in loss of unconsolidated affiliates	(3,717)	(1,472)
Income tax benefit	582	3,144
Non-controlling interest	1,852	1,542
Net Income (Loss)	$(20)	$(6,562)

PICO is a diversified holding company. We seek to acquire, build, and operate businesses where significant value can be created from the development of unique assets, and to acquire businesses which we identify as undervalued and where our management participation in operations can aid in the recognition of the business's fair value, as well as create additional value.

Our objective is to maximize long-term shareholder value. We manage our operations to achieve a superior return on net assets over the long term, as opposed to short-term earnings.

Currently our three major businesses are:

•	Vidler Water Company, a water resource development business;
•	Union Community Partners, a developer of residential lots in selected California markets and metropolitan Seattle, Washington; and
•	PICO Northstar Hallock, LLC, doing business as Northstar Agri Industries.

Vidler is a significant private sector owner of water resources and water storage operations in Nevada, Arizona, Idaho, Colorado, and New Mexico.

As of June 30, 2011, UCP owns or controls approximately 563 finished lots and 4,730 potential lots in various stages of entitlement, principally in the Central Coast, Central Valley and Bay Area of California. Our Real Estate Operations also include Nevada Land & Resource Company, which is one of the largest private landowners in the state of Nevada. Nevada Land owns approximately 440,000 acres of former railroad land in northern Nevada, and certain water, mineral and geothermal rights related to the property.

In December 2010, we closed on a transaction to provide $60 million of equity finance to a new operation, Northstar Agri Industries, which will construct and operate a canola seed processing plant near Hallock, Minnesota. We anticipate that construction will be complete, and that the plant will commence production of canola oil and canola meal, in the fourth quarter of 2012.

OTHER INFORMATION

At June 30, 2011, PICO Holdings, Inc. had a market capitalization of $658.4 million, and 22,704,904 shares outstanding.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements in this press release which are "forward-looking statements" are based on current expectations and assumptions that are subject to risks and uncertainties. In particular, our actual results could differ materially from such expectations because of factors relating to our canola processing plant, including: the ability of the plant to become operational by the fourth quarter of 2012; the ability of the project to obtain the required environmental permitting to increase the plant's processing capacity; the initial working capital requirements and total cost of the project; the cost and ability to obtain financing for the project, as well as the structuring of such financing; the ability of the project to generate the expected return on investment, which is based in part on the demand for canola oil and our ability to sell products at currently anticipated rates and prices.

In addition, there are a number of other factors that may cause results to differ materially from our expectations, such as: the significant and/or sustained downturn in the homebuilding industry; the softness in the real estate market, and some sectors of the equity and fixed-income markets; fluctuations in the prices of water and water rights; physical, governmental and legal restrictions on water and water rights; federal and state regulation on insurers; general economic conditions; prolonged weakness in the overall U.S. and global economies; the performance of the businesses and investments in foreign companies and changes to the regulations governing such foreign companies; volatile fluctuations in insurance reserves; the continued service and availability of key management personnel; potential capital requirements and financing alternatives; and the impact of international events. For further information regarding risks and uncertainties associated with our business, please refer to the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" sections of our SEC filings, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, copies of which may be obtained by contacting us at (858) 456-6022 or at http://investors.picoholdings.com. We undertake no obligation to (and we expressly disclaim any obligation to) update our forward-looking statements, whether as a result of new information, subsequent events, or otherwise, in order to reflect any event or circumstance which may arise after the date of this press release. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

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CONTACT:    Max Webb        Chief Financial Officer    (858) 456-6022 ext. 216